September 29, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Skye Bioscience, Inc.’s Form 8-K dated September 29, 2022, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Friedman LLP

Friedman LLP

East Hanover, New Jersey